Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE REPORTS FIRST QUARTER 2020 RESULTS

Company Provides COVID-19 Update

KENNETT SQUARE, PA – (May 27, 2020) – Genesis Healthcare, Inc. (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, today announced operating results for the first quarter ended March 31, 2020 and provided an update regarding the impact of the 2019 novel coronavirus (COVID-19) pandemic on its business.

“As a nation, we are facing the most significant pandemic of modern times, and nowhere has this challenge been more readily apparent than in skilled nursing facilities,” stated George V. Hager, Jr., Chief Executive Officer of Genesis.  “Our focus has been concentrated on protecting the health and safety of the patients and residents in our care as well as the staff who care for them. We are doing everything that is medically known to contain the entry and spread of this deadly and highly contagious virus in our centers, which disproportionately affects seniors with multiple health conditions. In most cases, we have gone beyond public health guidelines, instituting even more stringent infection precautions than previously recommended and have suggested protocols that were later adopted by public health officials.”

“Our thoughts and prayers go out to those impacted by COVID-19,” Hager further commented. “We are incredibly blessed to have such a dedicated and heroic workforce, so many of whom selflessly are putting themselves at risk as we battle this virus, which is often hidden as asymptomatic carriers unwittingly spread it. We are in frequent – often daily – communication with families and other responsible parties, and are grateful for their engagement in hearing our updates and expressing their needs. Finally, we support the now-intensifying focus by government officials at the Federal, state, county and local levels on collaborating to protect our seniors in skilled nursing and assisted living facilities and appreciate the swift and significant financial support provided to our industry by the President and his Administration.  To date, Genesis has received approximately $180 million in federal grants under the CARES Act in addition to other federally sponsored sources of near term capital critical to our fight against the pandemic.  We will continue to work closely with industry advocates, elected officials and the President’s Administration to thoughtfully articulate the resource needs of our industry as we fight this deadly virus together.”

First Quarter 2020 Results

•	US GAAP revenue in the first quarter of 2020 was $1.09 billion compared to $1.16 billion in the first quarter of 2019;

•	US GAAP net income (loss) attributable to Genesis Healthcare, Inc. in the first quarter of 2020 was $33.5 million compared to $(15.3) million in the first quarter of 2019;

•	Adjusted EBITDA in the first quarter of 2020 was $42.9 million compared to $54.4 million in the first quarter of 2019; and

•	Adjusted EBITDAR in the first quarter of 2020 was $140.9 million.

Despite the challenges of preparation and response to this unprecedented pandemic, Genesis reported a solid first quarter of 2020, including same store occupancy growth of 30 basis points as compared to the first quarter last year, marking the sixth consecutive quarter of same store occupancy growth.

The COVID-19 pandemic began to cause a decrease in Genesis patient admissions in late February 2020 and an increase in operating expenses in early March 2020.  These combined impacts  on first quarter 2020 earnings were a loss of approximately  $8 million, after giving effect to  $6 million of COVID-19 related Medicaid reimbursement relief provided by several states.  Excluding the estimated net impact of COVID-19, same-store net revenue and same-store Adjusted EBITDAR in the first quarter of 2020 grew 5.0% and 3.2%, respectively, as compared to the first quarter of 2019.  See Reasons for Non-GAAP Financial Disclosure and the accompanying reconciliations to GAAP to non-GAAP measures included later in this release.

COVID-19 UPDATE AND OUTLOOK

The Company’s primary focus, as the effects of COVID-19 began to impact the United States, was the health and safety of its patients, residents, employees and their respective families. The Company implemented various measures to provide the safest possible environment within its sites of service during this pandemic and will continue to do so.

In March 2020, in an effort to prevent the introduction of COVID-19 into its facilities, and to help control further exposure to infections within communities, Genesis implemented policies restricting visitors at all of its facilities except for essential healthcare personnel and certain end-of-life situations.  The Company also implemented policies for  screening employees and anyone permitted to enter the building, and implemented in-room only dining, activities programming and therapy. Upon confirmation of a positive COVID-19 exposure at a facility, the Company followed government guidance to minimize further exposure, including personal protection protocols, restricting new admissions, and isolating patients.  Notwithstanding these restrictions and Genesis’ other response efforts, the virus has had, and likely will continue to have,  introduction to, and transmission within, certain facilities due to the easily transmissible nature of COVID-19. The Company’s first report of a positive case of COVID-19 in one of its facilities occurred on March 16, 2020.  Since that time 187 of its 361 facilities have experienced one or more positive cases of COVID-19 among patients and residents. Over 84% of patient and resident positive COVID-19 cases have occurred in its facilities located in the states of New Jersey, Connecticut, Massachusetts, Pennsylvania and Maryland, which correspond to many of the largest community outbreak areas across the country.  Genesis facilities in these five states represent 43% of its total operating beds.

Starting in late February 2020,  the Company’s occupancy began to decrease following efforts by referring hospitals to cancel or reschedule elective procedures in anticipation of COVID-19 cases in their communities.  Occupancy was further decreased by implementation of self-imposed admission bans in those Genesis facilities having exposure to positive cases of COVID-19 among patients, residents and employees. These self-imposed restrictions on admissions were instituted to limit risks of potential spread of the virus by individuals that either tested positive for COVID-19, exhibited symptoms of COVID-19 but had not yet been tested positive due to a severe shortage of testing materials, or were asymptomatic of COVID-19 but potentially positive and contagious.

Net Revenues.

The Company estimates that net revenues for the first quarter of 2020 were not materially impacted by COVID-19 because revenue lost from a decline in occupancy was offset by changes in payor mix and approximately $6 million of COVID-19 related Medicaid reimbursement relief provided by several states in which the Company operates.

The decline in occupancy continued through late May 2020, resulting in our skilled nursing facility operating occupancy decreasing from 88.2% for the three months ended March 31, 2020 to 81.9% for the month ended April 30, 2020.  Operating occupancy for the month ended May 31, 2020 is projected to be approximately 76%. The impact of COVID-19 on net revenue for the remainder of 2020 will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the scope and severity of COVID-19 and the actions taken by public and private entities in response to the pandemic.

Operating Expenses.

Beginning in early March 2020, the Company began to incur increases in costs as a result of the pandemic, with more dramatic increases occurring at facilities with positive COVID-19 cases among patients, residents, and/or employees.  During the first quarter of 2020, the Company incurred approximately $7 million of incremental operating expense to prepare for and respond to the pandemic.  Increases in cost primarily stemmed from elevated labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, medical equipment, food service supplies for staff, enhanced cleaning and environmental sanitation costs and the impact of utilizing less efficient modes of providing therapy in order to avoid the grouping of patients.

Such costs have escalated following March 31, 2020, and the Company also expects such costs to include increased workers compensation expense, health plan expense and consulting costs.  The Company estimates that its operating expenses for the month ended April 30, 2020 grew approximately $21 million due to the COVID-19 pandemic.  The Company is not reasonably able to predict the total amount of costs it will incur related to the pandemic and to what extent such costs will be borne by or offset by actions taken by public and private entities in response to the pandemic.

Reimbursement Relief and Liquidity.

The Company has taken, and will continue to take, actions to enhance and preserve liquidity in response to the pandemic.  Since March 31, 2020, historical sources of liquidity have been supplemented by grants and advanced Medicare payments under programs expanded or created under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).  Specifically, in April 2020, the Company applied for and received $158 million of advanced Medicare payments and in April and May 2020 received approximately $180 million of relief grants.  In addition, the Company has elected to implement the CARES Act payroll tax deferral program, which is expected to preserve on an interest free basis approximately $90 million of cash representing the employer portion of payroll taxes estimated to be incurred between March 27, 2020 and December 31, 2020.   The advance Medicare payments, which are also interest free, will be repaid between August 2020 and November 2020, while one-half of the payroll tax deferral amount will become due on each of December 31, 2021 and December 31, 2022.   In addition to relief funding under the CARES Act, funding has been committed by a number of states in which the Company operates, currently estimated at $27 million.

The Company continues to seek opportunities to enhance and preserve liquidity, including through reducing expenses, continuing to evaluate its capital structure and seeking further government-sponsored financial relief related to the pandemic.  The Company cannot provide assurance that such efforts will be successful or adequate to offset the lost revenue and escalating operating expenses as a result of the pandemic.

Portfolio Optimization

Genesis continues to exit challenged facilities and certain low density markets in order to focus on investment and growth in core markets. During the first quarter of 2020, Genesis divested, exited or closed the operations of 24 facilities.

As previously announced, in February 2020, the Company entered into a series of agreements with New Generation Health, LLC (NewGen), a healthcare consulting firm led by experienced professionals specializing in the operation of skilled nursing facilities in the western portion of the United States.  Pursuant to these agreements, effective February 1, 2020, Genesis sold the real estate and operations of six skilled nursing facilities and transferred the leasehold rights to 13 skilled nursing, behavioral health and assisted living facilities, for a total of $79 million.  These 19 facilities are located in the states of California, Washington and Nevada.  Genesis retained a 50% interest in the facilities and no longer consolidates the financial statements of the divested facilities.

The 24 divested facilities this quarter generated approximate annual net revenue of $234 million, Adjusted EBITDA of $19 million and a pre-tax net loss of $4 million. These transactions resulted in the reduction of approximately $10 million of annual cash lease payments and the repayment of over $112 million of indebtedness.

The Company exited operations of an additional 15 facilities thus far during the second quarter of 2020.  In total, these 15 facilities generated approximate annual net revenue of $172 million, Adjusted EBITDA of $6 million and a pre-tax net loss of $2 million.  These transactions resulted in the reduction of approximately $12 million of annual cash lease payments and the repayment of approximately $27 million of indebtedness.

Conference Call, Including a COVID-19 Update

Genesis Healthcare, Inc. will hold a conference call at 8:30 a.m. Eastern Time on Wednesday,  May 27, 2020 to discuss its financial results for the first quarter 2020 and to provide a Company update with respect to COVID-19.  Investors can access the conference call by calling (855) 849-2198 or live via a listen-only webcast through the Genesis website at http://www.genesishcc.com/investor-relations/, where a replay of the call will also be posted for one year.

About Genesis Healthcare, Inc.

Genesis Healthcare, Inc. (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation's largest post-acute care companies providing services to nearly 400  skilled nursing facilities and assisted/senior living communities in 25 states nationwide. Genesis subsidiaries also supply rehabilitation therapy to approximately 1,200 healthcare providers in 44 states, the District of Columbia and China.  References made in this release to "Genesis," "the Company," "we," "us" and "our" refer to Genesis Healthcare, Inc. and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated impact of the COVID-19 pandemic on occupancy levels, revenue, operating expenses and government-sponsored financial relief, anticipated business development, anticipated financing activities and anticipated demographic and supply-demand trends facing the industry. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

• reductions and/or delays in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

• reforms to the U.S. healthcare system that have imposed new requirements on us and uncertainties regarding potential material changes to such reforms;

• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;

• our success being dependent upon retaining key executives and personnel;

• it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

• recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals;

• we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

• our physician services operations are subject to corporate practice of medicine laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

• we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice. These investigations and audits could result in adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition, and reputation;

• significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which could materially and adversely affect our results of operations, liquidity, financial condition, and reputation;

• insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

• failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;

• we may be unable to reduce costs to offset decreases in our patient census levels or other expenses timely and completely;

• completed and future acquisitions may consume significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;

• we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions, special charges and leases that are not economically efficient in the current business environment;

• our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

•  exposure to the credit and non-payment risk of our contracted customer relationships, including as a result from bankruptcy, receivership,

liquidation, reorganization or insolvency, especially during times of systemic industry pressures, economic conditions, regulatory uncertainty and tight credit markets, which could result in material losses;

• some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts;

•  the extent to which the COVID-19 pandemic continues materially and adversely to affect our patients, staff, operations, financial condition, results of operations, compliance with financial covenants and liquidity will depend on future developments, including the measures taken by public and private entities in response to the pandemic, which are highly uncertain and cannot be predicted;

•  no assurance can be given that we will be able to regain compliance with the NYSE continued listing standard regarding the minimum share price requirement or maintain compliance with other continued listing requirements set forth in the NYSE Listed Company Manual; and

•  we could experience adverse consequences if our common stock ultimately were to be suspended from trading on, and delisted from, the NYSE for any reason, which could have an adverse effect on our business, liquidity or financial condition, any of which could lead to difficulty maintaining important business, financing and operational relationships.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission,  discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

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GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2020	2019
Net revenues	$1,092,250	$1,161,640
Salaries, wages and benefits	580,533	642,410
Other operating expenses	340,481	342,538
General and administrative costs	39,617	35,532
Lease expense	98,020	94,061
Depreciation and amortization expense	25,988	38,195
Interest expense	36,240	51,516
Loss on early extinguishment of debt	4,039	—
Investment income	(1,156)	(1,864)
Other income	(84,832)	(16,917)
Transaction costs	5,591	1,261
Long-lived asset impairments	9,700	—
Equity in net income of unconsolidated affiliates	127	(61)
Income (loss) before income tax (benefit) expense	37,902	(25,031)
Income tax (benefit) expense	(779)	51
Net income (loss)	38,681	(25,082)
Less net (income) loss attributable to noncontrolling interests	(5,173)	9,819
Net income (loss) attributable to Genesis Healthcare, Inc.	$33,508	$(15,263)
Earnings (loss) per common share:
Basic:
Weighted-average shares outstanding for basic net income (loss) per share	109,721	103,715
Basic net income (loss) per common share attributable to Genesis Healthcare, Inc.	$0.31	$(0.15)

Diluted:
Weighted-average shares outstanding for diluted net income (loss) per share	167,414	103,715
Diluted net income (loss) per common share attributable to Genesis Healthcare, Inc.	$0.24	$(0.15)

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	March 31,	December 31,
	2020	2019
Assets:
Current assets:
Cash and equivalents	$23,502	$12,097
Restricted cash and equivalents	47,285	63,101
Accounts receivable, net of allowance for doubtful accounts	553,520	567,636
Other current assets	149,474	186,013
Total current assets	773,781	828,847
Property and equipment, net of accumulated depreciation	853,793	962,105
Finance lease right-of-use asset, net of accumulated amortization	33,791	37,097
Operating lease right-of-use asset	2,353,477	2,399,505
Restricted cash and equivalents	50,766	50,608
Identifiable intangible assets, net of accumulated amortization	86,136	87,446
Goodwill	85,642	85,642
Other long-term assets	251,595	210,890
Total assets	$4,488,981	$4,662,140

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$422,048	$464,476
Accrued compensation	154,058	153,698
Other current liabilities	401,588	452,996
Total current liabilities	977,694	1,071,170

Long-term debt	1,355,148	1,450,994
Finance lease obligations	38,845	39,335
Operating lease obligations	2,632,831	2,681,403
Other long-term liabilities	526,598	501,803
Stockholders' deficit	(1,042,135)	(1,082,565)
Total liabilities and stockholders' deficit	$4,488,981	$4,662,140

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Three months ended March 31,
	2020	2019
Net cash provided by operating activities (1)	$15,250	$12,146
Net cash provided by (used in) investing activities	114,936	(203,419)
Net cash (used in) provided by financing activities	(134,439)	147,501
Net decrease in cash, cash equivalents and restricted cash and equivalents	(4,253)	(43,772)
Beginning of period	125,806	142,276
End of period	$121,553	$98,504

(1) - Net cash provided by operating activities in the three months ended March 31, 2020 and 2019 includes approximately  $5.6  million and $1.3 million, respectively, of cash payments for transaction-related costs.

GENESIS HEALTHCARE, INC.

KEY PERFORMANCE AND VALUATION MEASURES

(UNAUDITED)

	Three months ended March 31,
	2020	2019
Financial Results (in thousands)
Financial Performance Measures:
Net revenues (GAAP)	$1,092,250	$1,161,640
Net income (loss) attributable to Genesis Healthcare, Inc. (GAAP)	33,508	(15,263)
EBITDA (Non-GAAP)	100,130	64,680
Adjusted EBITDA (Non-GAAP)	42,859	54,436
Valuation Measure:
Adjusted EBITDAR (Non-GAAP)	$140,879

INPATIENT SEGMENT:

	Three months ended March 31,
	2020	2019
Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	40,601	47,271
Available operating beds in service at end of period	38,834	45,306
Available patient days based on licensed beds	3,693,851	4,313,860
Available patient days based on operating beds	3,530,644	4,135,173
Actual patient days	3,114,081	3,591,045
Occupancy percentage - licensed beds	84.3%	83.2%
Occupancy percentage - operating beds	88.2%	86.8%
Skilled mix	18.4%	19.0%
Average daily census	34,221	39,901
Revenue per patient day (skilled nursing facilities)
Medicare Part A	$565	$526
Insurance	480	454
Private and other	369	358
Medicaid	246	230
Medicaid (net of provider taxes)	224	211
Weighted average (net of provider taxes)	$294	$278
Patient days by payor (skilled nursing facilities)
Medicare	310,295	366,784
Insurance	228,769	279,584
Total skilled mix days	539,064	646,368
Private and other	184,270	189,621
Medicaid	2,213,879	2,556,143
Total Days	2,937,213	3,392,132
Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	10.6%	10.8%
Insurance	7.8%	8.2%
Skilled mix	18.4%	19.0%
Private and other	6.3%	5.6%
Medicaid	75.3%	75.4%
Total	100.0%	100.0%
Facilities at end of period
Skilled nursing facilities
Leased	265	314
Owned	19	42
Joint Venture	57	20
Managed	12	12
Total skilled nursing facilities	353	388
Total licensed beds	42,552	47,050
Assisted/Senior living facilities:
Leased	19	20
Owned	1	3
Joint Venture	2	1
Managed	1	2
Total assisted/senior living facilities	23	26
Total licensed beds	1,829	2,209
Total facilities	376	414

Total Jointly Owned and Managed— (Unconsolidated)	32	14

REHABILITATION THERAPY SEGMENT*:

	Three months ended March 31,
	2020	2019
Revenue mix %:
Company-operated	34.3%	36.6%
Non-affiliated	65.7%	63.4%
Sites of service (at end of period)	1,137	1,237
Revenue per site	$140,598	$149,821
Therapist efficiency %	70.9%	68.1%

* Excludes respiratory therapy services.

Reasons for Non-GAAP Financial Disclosure

The following discussion includes references to Adjusted EBITDAR, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures (collectively, Non-GAAP Financial Measures). A Non-GAAP Financial Measure is a numerical measure of a registrant’s value, historical or future financial performance, financial position and cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided reconciliations of the Non-GAAP Financial Measures to the most directly comparable GAAP financial measures.

We believe the presentation of Non-GAAP Financial Measures provides useful information to investors regarding our results of operations because these financial measures are useful for trending, analyzing and benchmarking the performance and value of our business.  By excluding certain expenses and other items that may not be indicative of our core business operating results, these Non-GAAP Financial Measures:

•allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•facilitate comparisons with prior periods and reflect the principal basis on which management monitors financial performance;

•facilitate comparisons with the performance of others in the post-acute industry;

•provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

•allow investors to view our financial performance and condition in the same manner as our significant landlords and lenders require us to report financial information to them in connection with determining our compliance with financial covenants.

We use two Non-GAAP Financial Measures primarily (EBITDA and Adjusted EBITDA) as performance measures and believe that the GAAP financial measure most directly comparable to these two Non-GAAP Financial Measures is net (loss) income attributable to Genesis Healthcare, Inc.  We use one Non-GAAP Financial Measure (Adjusted EBITDAR) as a valuation measure and believe that the GAAP financial measure most directly comparable to this Non-GAAP Financial Measure is net (loss) income attributable to Genesis Healthcare, Inc.    We use Non-GAAP Financial Measures to assess the value of our business and the performance of our operating businesses, as well as the employees responsible for operating such businesses.  Non-GAAP Financial Measures are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state in which a business unit operates.  By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, we are better able to evaluate value and the operating performance of the business unit and the employees responsible for business unit performance.  Consequently, we use these Non-GAAP Financial Measures to determine the extent to which our employees have met performance goals, and therefore the extent to which they may or may not be eligible for incentive compensation awards.

We also use Non-GAAP Financial Measures in our annual budget process.  We believe these Non-GAAP Financial Measures facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance.  The presentation of these Non-GAAP Financial Measures is consistent with our past practice and we believe these measures further enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

Although we use Non-GAAP Financial Measures as financial measures to assess value and the performance of our business, the use of these Non-GAAP Financial Measures is limited because they do not consider certain material costs necessary to operate the business.  These costs include our lease expense (only in the case of Adjusted EBITDAR), the cost to service debt, the depreciation and amortization associated with our long-lived assets, (gains) losses on early extinguishment of debt, transaction costs, long-lived asset impairment charges, federal and state income tax expenses, the operating results of our discontinued businesses and the income or net loss attributable to noncontrolling interests.  Because Non-GAAP Financial Measures do not consider these important elements of our cost structure, a user of our financial information who relies on Non-GAAP Financial Measures as the only measures of our performance could draw an incomplete or misleading conclusion regarding our financial performance.  Consequently, a user of our financial information should consider net (loss) income attributable to Genesis Healthcare, Inc. as an important measure of its financial performance because it provides the most complete measure of our performance.

Other companies may define Non-GAAP Financial Measures differently and, as a result, our Non-GAAP Financial Measures may not be directly comparable to those of other companies.  Non-GAAP Financial Measures do not represent net (loss) income, as defined by GAAP. Non-GAAP Financial Measures should be considered in addition to, not as a substitute for, or superior to, GAAP Financial Measures.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key valuation and operating performance measures:

EBITDA

We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (interest expense) and our asset base (depreciation and amortization expense) from our operating results.  In addition, covenants in our debt agreements use EBITDA as a measure of financial compliance.

Adjustments to EBITDA

We adjust EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance,  in the case of Adjusted EBITDA.  We believe that the presentation of Adjusted EBITDA, when combined with GAAP net (loss) income attributable to Genesis Healthcare, Inc., and EBITDA, is beneficial to an investor’s complete understanding of our operating performance. In addition, such adjustments are substantially similar to the adjustments to EBITDA provided for in the financial covenant calculations contained in our lease and debt agreements.

We adjust EBITDA for the following items:

•

Loss on early extinguishment of debt. We recognize gains or losses on the early extinguishment of debt when we refinance our debt prior to its original term, requiring us to write-off any unamortized deferred financing fees.  We exclude the effect of gains or losses recorded on the early extinguishment of debt because we believe these gains and losses do not accurately reflect the underlying performance of our operating businesses.

•

Other income.    We primarily use this income statement caption to capture gains and losses on the sale or disposition of assets.  We exclude the effect of such gains and losses because we believe they do not accurately reflect the underlying performance of our operating businesses.

•

Transaction costs. In connection with our acquisition and disposition transactions, we incur costs consisting of investment banking, legal, transaction-based compensation and other professional service costs.  We exclude acquisition and disposition related transaction costs expensed during the period because we believe these costs do not reflect the underlying performance of our operating businesses.

•

Long-lived asset impairments.  We exclude non-cash long-lived asset impairment charges because we believe including them does not reflect the ongoing performance of our operating businesses.  Additionally, such impairment charges represent accelerated depreciation expense, and depreciation expense is also excluded from EBITDA.

•

Severance and restructuring.  We exclude severance costs from planned reduction in force initiatives associated with restructuring activities intended to adjust our cost structure in response to changes in the business environment.  We believe these costs do not reflect the underlying performance of our operating businesses.  We do not exclude severance costs that are not associated with such restructuring activities.

•

(Income) loss of newly acquired, constructed or divested businesses.  The acquisition and construction of new businesses is an element of our growth strategy.  Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition.  Newly constructed or developed businesses also generate losses while in their start-up phase.  We view these losses as both temporary and an expected component of our long-term investment in the new venture.  We adjust these losses when computing Adjusted EBITDA in order to better analyze the performance of our mature ongoing business.  The activities of such businesses are adjusted when computing Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA.  The divestiture of underperforming or non-strategic facilities is also an element of our business strategy.  We eliminate the results of divested facilities beginning in the quarter in which they become divested.  We view the income or losses associated with the wind-down of such divested facilities as not indicative of the performance of our ongoing operating business.

•

Stock-based compensation.  We exclude stock-based compensation expense because it does not result in an outlay of cash and such non-cash expenses do not reflect the underlying performance of our operating businesses.

•

Impact of COVID-19. We excluded the net impact of the COVID-19 pandemic to our revenues and expenses for the three months ended March 31, 2020 due to the extraordinary nature of the virus and its impact across the globe. We view the full extent of incremental expenses, lost revenue and government relief grants as not indicative of the underlying potential long-term performance of our operating businesses.

Adjusted EBITDAR

We use Adjusted EBITDAR as one measure in determining the value of our business and the value of prospective acquisitions or divestitures.  Adjusted EBITDAR is also a commonly used measure to estimate the enterprise value of businesses in the healthcare and other industries. In addition, financial covenants in our lease agreements use Adjusted EBITDAR as a measure of compliance.

The adjustments made and previously described in the computation of Adjusted EBITDA are also made when computing Adjusted EBITDAR.

Supplemental Information:

We provide supplemental information about certain capital costs we believe are beneficial to an investor’s understanding of our capital structure and cash flows.  This supplemental information includes (1) cash interest payments on our recourse and HUD guaranteed indebtedness (2) cash rent payments made to partially owned real estate joint ventures that is eliminated in consolidation, net of any distributions returned to us, and (3) total cash lease payments made pursuant to operating leases and finance leases.

This supplemental information is used by us to evaluate our leverage, fixed charge coverage and cash flow.  This supplemental information is consistent with information used by our major creditors in evaluating compliance with financial covenants contained in our material lease and loan agreements.

See the reconciliation of net (loss) income attributable to Genesis Healthcare, Inc. to Non-GAAP financial information included herein.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET  (LOSS) INCOME ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO

NON-GAAP FINANCIAL INFORMATION

(UNAUDITED)

(IN THOUSANDS)

	Three months ended March 31,
	2020	2019

Net income (loss) attributable to Genesis Healthcare, Inc.	$33,508	$(15,263)
Adjustments to compute EBITDA:
Net income (loss) attributable to noncontrolling interests	5,173	(9,819)
Depreciation and amortization expense	25,988	38,195
Interest expense	36,240	51,516
Income tax (benefit) expense	(779)	51
EBITDA	100,130	64,680
Adjustments to compute Adjusted EBITDA:
Loss on early extinguishment of debt	4,039	—
Other income	(84,832)	(16,917)
Transaction costs	5,591	1,261
Long-lived asset impairments	9,700	—
Severance and restructuring	355	1,446
(Income) loss of newly acquired, constructed, or divested businesses	(1,921)	1,879
Stock-based compensation	1,894	2,087
Impact of COVID-19	7,903	—
Adjusted EBITDA	$42,859	$54,436
Lease Expense	98,020	94,061
Adjusted EBITDAR	$140,879
Supplemental information:
Cash interest payments on recourse and HUD debt	$19,380	$22,449
Cash payments made to partially owned real estate joint ventures, net of distributions received	12,700	—
Total cash lease payments made pursuant to operating leases and finance leases	$93,346	$107,628